Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624-4576	Tel: 415 677-2700
		amerriweather@monogrambio.com	jeremiah.hall@fkhealth.com

MONOGRAM RECEIVES NASDAQ NOTIFICATION

SOUTH SAN FRANCISCO, Calif., December 9, 2008 — Monogram Biosciences, Inc. (Nasdaq: MGRM) today announced that it received a staff deficiency letter from the Nasdaq Stock Market (“Nasdaq”), dated December 3, 2008, indicating that, for the last 10 consecutive business days, the market value of Monogram’s listed securities has been below the minimum $50 million requirement for continued inclusion on the Nasdaq Global Market under Marketplace Rule 4450(b)(1)(A). The letter further indicated that Monogram is not in compliance with an alternative requirement for continued listing under Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

In accordance with Marketplace Rule 4450(e)(4), Monogram was given 30 calendar days, or until January 2, 2009, to regain compliance with the applicable Marketplace Rules. The letter also indicated that, if Monogram does not regain compliance by January 2, 2009, Nasdaq will provide written notification that Monogram’s common stock will be delisted, after which Monogram may appeal the staff determination to the Nasdaq Listing Qualifications Panel.

In its Quarterly Report on Form 10-Q filed on October 27, 2008, Monogram reported that, as of September 30, 2008, its total assets were $74.4 million and revenue for the nine months ended September 30, 2008 was $47.1 million. Monogram expects that total assets as of December 31, 2008 will remain in excess of $50 million. Monogram has previously announced guidance to investors that total revenues for the year ending December 31, 2008 will not only be greater than $50 million, but will be greater than $60 million. Accordingly, the Company expects to establish compliance with the alternative requirement for continued listing under Marketplace Rule 4450(b)(1)(B) in early 2009. However, in order to demonstrate compliance with this listing requirement, Monogram may be required to file summary or complete audited financial statements for 2008. As a result, the Company expects that it may receive a subsequent notice from Nasdaq regarding this matter, and engage in a portion of the formal appeal process with Nasdaq before it is able to demonstrate compliance. The Company expects to file its Form 10-K for the year ended December 31, 2008 and demonstrate compliance with the Nasdaq listing standards before the end of February 2009.

“We look forward to closing out 2008 and regaining compliance with all Nasdaq requirements for listing,” said Bill Young, Monogram chief executive officer. “We expect both our assets and revenues to be comfortably in excess of the required levels. In our HIV business, we expect slight growth in the volume of Trofile™ tests reported in the fourth quarter over the level of the third quarter and with the positive clinical data reported by Pfizer in October, we believe that testing volumes in 2009 will be increased over those for 2008 based on an expected increased use of Selzentry™ in treatment experienced HIV patients.”

“This week, further data will be presented at the San Antonio Breast Cancer Symposium on our HERmark™ Breast Cancer Assay and on our new assays for HER3 total protein, HER2:HER3 heterodimers and the HER3:PI3K complex,” continued Young. “We are pleased with the progress being made in our oncology programs and expect to further enhance HERmark with additional clinical data and potentially with an additional assay measurement in 2009.”

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding our expected compliance with Nasdaq listing requirements, potential proceedings to delist our common stock from Nasdaq, the demand and outlook for our products, including our Trofile and HERmark assays and our projected assets and revenues. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance and acceptance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; the impact of competition; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether the draft guidance on Multivariate Index Assays issued by the FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

HERmark and Trofile are trademarks of Monogram Biosciences, Inc. Selzentry is a trademark of Pfizer Inc.